CUSIP No. 33831C-10-9               13G                       Page 1 of 16 Pages

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             Information to be Included in Statements Filed Pursuant
              to Rule 13d-1(b) and (c) and Amendments Thereto Filed
                            Pursuant to Rule 13d-2(b)

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                    Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*

                          Fix-Corp International, Inc.
                                (Name of Issuer)

                     Common Stock $.001 par value per share
                         (Title of Class of Securities)

                                   33831C-10-9
                                 (CUSIP Number)



     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

      [ ] Rule 13d-1(b)
      [X] Rule 13d-(c)
      [ ] Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 33831C-10-9               13G                       Page 2 of 16 Pages


_______________________________________________________________________________
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
                          Gordon Brothers Capital, LLC
_______________________________________________________________________________
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [X]

_______________________________________________________________________________
  3     SEC Use Only

_______________________________________________________________________________
  4     Citizenship or Place of Organization
                               Delaware
_______________________________________________________________________________
  Number of       5     Sole Voting Power
    Shares                                  1,500,000
 Beneficially    ______________________________________________________________
   Owned by       6     Shared Voting Power
    Each
  Reporting      ______________________________________________________________
 Person With      7     Sole Dispositive Power
                                            1,500,000
                 ______________________________________________________________
                  8     Shared Dispositive Power

_______________________________________________________________________________
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
                              2,398,267
_______________________________________________________________________________
 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        [ ]  See Instructions)
_______________________________________________________________________________
 11     Percent of Class Represented by Amount in Row (11)
                                         7.9%
_______________________________________________________________________________
 12     Type of Reporting Person (See Instructions)
                                         00

_______________________________________________________________________________

CUSIP No. 33831C-10-9               13G                       Page 3 of 16 Pages


_______________________________________________________________________________
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
                             Michael G. Frieze
_______________________________________________________________________________
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [X]

_______________________________________________________________________________
  3     SEC Use Only

_______________________________________________________________________________
  4     Citizenship or Place of Organization
                                         U.S.
_______________________________________________________________________________
 Number of                 5     Sole Voting Power
  Shares                                  220,000
Beneficially        ___________________________________________________________
  Owned by                 6     Shared Voting Power
   Each
 Reporting          ___________________________________________________________
Person With                7     Sole Dispositive Power
                                          220,000
                    ___________________________________________________________
                           8      Shared Dispositive Power

_______________________________________________________________________________
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
                           2,398,367
_______________________________________________________________________________
 10     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
        [ ]  (See Instructions)

_______________________________________________________________________________
 11     Percent of Class Represented by Amount in Row (11)
                               7.9%

_______________________________________________________________________________
 12     Type of Reporting Person (See Instructions)

                                IN
_______________________________________________________________________________

CUSIP No. 33831C-10-9               13G                       Page 4 of 16 Pages


_______________________________________________________________________________
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
                                  Alan R. Goldstein
_______________________________________________________________________________
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [X]

_______________________________________________________________________________
  3     SEC Use Only

_______________________________________________________________________________
  4     Citizenship or Place of Organization

                                 U.S.
_______________________________________________________________________________
  Number of                 5      Sole Voting Power
   Shares                                  25,000
Beneficially         __________________________________________________________
   Owned by                 6      Shared Voting Power
    Each
  Reporting          __________________________________________________________
 Person With                7      Sole Dispositive Power
                                           25,000
                     __________________________________________________________
                            8      Shared Dispositive Power

_______________________________________________________________________________
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
                                      2,398,267
_______________________________________________________________________________
 10     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
        [ ]  (See Instructions)

_______________________________________________________________________________
 11     Percent of Class Represented by Amount in Row (11)
                                        7.9%

_______________________________________________________________________________
 12     Type of Reporting Person (See Instructions)

                                        IN
_______________________________________________________________________________

CUSIP No. 33831C-10-9               13G                       Page 5 of 16 Pages

_______________________________________________________________________________
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
                                   Deborah E. Frieze
_______________________________________________________________________________
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [X]

_______________________________________________________________________________
  3     SEC Use Only

_______________________________________________________________________________
  4     Citizenship or Place of Organization

                                      U.S.
_______________________________________________________________________________
  Number of                 5     Sole Voting Power
   Shares                                  35,000
Beneficially             ______________________________________________________
   Owned by                 6     Shared Voting Power
    Each
  Reporting              ______________________________________________________
 Person With                7     Sole Dispositive Power
                                           35,000
                         ______________________________________________________
                            8     Shared Dispositive Power

_______________________________________________________________________________
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
                                    2,398,267
_______________________________________________________________________________
 10     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
        [ ]  (See Instructions)

_______________________________________________________________________________
 11     Percent of Class Represented by Amount in Row (11)
                                         7.9%

_______________________________________________________________________________
 12     Type of Reporting Person (See Instructions)

                                          IN
_______________________________________________________________________________

CUSIP No. 33831C-10-9               13G                       Page 6 of 16 Pages


_______________________________________________________________________________
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
                               Kenneth S. Frieze
_______________________________________________________________________________
  2     Check the Appropriate Box if a Member of a Group     (a)  [ ]
        (See Instructions)                                   (b)  [x]

_______________________________________________________________________________
  3     SEC Use Only

_______________________________________________________________________________
  4     Citizenship or Place of Organization

                                  U.S.
_______________________________________________________________________________
 Number of                 5     Sole Voting Power
   Shares                                  35,000
Beneficially            _______________________________________________________
  Owned by                 6     Shared Voting Power
   Each
 Reporting              _______________________________________________________
Person With                7     Sole Dispositive Power
                                           35,000
                        _______________________________________________________
                           8      Shared Dispositive Power

_______________________________________________________________________________
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
                                      2,398,267
_______________________________________________________________________________
 10     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
        [ ]  (See Instructions)

_______________________________________________________________________________
 11     Percent of Class Represented by Amount in Row (11)
                                         7.9%

_______________________________________________________________________________
 12     Type of Reporting Person (See Instructions)

                                          IN
_______________________________________________________________________________

CUSIP No. 33831C-10-9               13G                       Page 7 of 16 Pages


_______________________________________________________________________________
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
                                    David M. Frieze
_______________________________________________________________________________
  2     Check the Appropriate Box if a Member of a Group     (a)  [ ]
        (See Instructions)                                   (b)  [X]

_______________________________________________________________________________
  3     SEC Use Only

_______________________________________________________________________________
  4     Citizenship or Place of Organization

                                       U.S.
_______________________________________________________________________________
 Number of                 5     Sole Voting Power
   Shares                                  35,000
Beneficially           ________________________________________________________
  Owned by                 6     Shared Voting Power
    Each
 Reporting             ________________________________________________________
Person With                7     Sole Dispositive Power
                                           35,000
                       ________________________________________________________
                           8     Shared Dispositive Power

_______________________________________________________________________________
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
                                      2,398,267
_______________________________________________________________________________
 10     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
        [ ]  (See Instructions)

_______________________________________________________________________________
 11     Percent of Class Represented by Amount in Row (11)
                                          7.9%

_______________________________________________________________________________
 12     Type of Reporting Person (See Instructions)

                                          IN
_______________________________________________________________________________

CUSIP No. 33831C-10-9               13G                       Page 8 of 16 Pages



_______________________________________________________________________________
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
                              Unicorn Limited Partnership
_______________________________________________________________________________
  2     Check the Appropriate Box if a Member of a Group     (a)  [ ]
        (See Instructions)                                   (b)  [X]

_______________________________________________________________________________
  3     SEC Use Only

_______________________________________________________________________________
  4     Citizenship or Place of Organization
                               New York

_______________________________________________________________________________
  Number of                 5     Sole Voting Power
   Shares                                  143,800
Beneficially              _____________________________________________________
   Owned by                 6     Shared Voting Power
     Each
  Reporting               _____________________________________________________
 Person With                7     Sole Dispositive Power
                                           143,800
                          _____________________________________________________
                            8     Shared Dispositive Power

_______________________________________________________________________________
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
                                    2,398,267
_______________________________________________________________________________
 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        [ ]  (See Instructions)

_______________________________________________________________________________
 11     Percent of Class Represented by Amount in Row (11)
                                       7.9%
_______________________________________________________________________________
 12     Type of Reporting Person (See Instructions)
                                        PN

_______________________________________________________________________________

CUSIP No. 33831C-10-9               13G                       Page 9 of 16 Pages


_______________________________________________________________________________
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
                                 Warren H. Feder
_______________________________________________________________________________
  2     Check the Appropriate Box if a Member of a Group     (a)  [ ]
        (See Instructions)                                   (b)  [X]

_______________________________________________________________________________
  3     SEC Use Only

_______________________________________________________________________________
  4     Citizenship or Place of Organization

                                     U.S.
_______________________________________________________________________________
  Number of                 5     Sole Voting Power
   Shares                                  181,800
Beneficially            _______________________________________________________
   Owned by                 6     Shared Voting Power
     Each
  Reporting             _______________________________________________________
 Person With                7     Sole Dispositive Power
                                           181,800
                        _______________________________________________________
                           8      Shared Dispositive Power

_______________________________________________________________________________
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
                                      2,398,267
_______________________________________________________________________________
 10     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
        [ ]  (See Instructions)

_______________________________________________________________________________
 11     Percent of Class Represented by Amount in Row (11)
                                          7.9%

_______________________________________________________________________________
 12     Type of Reporting Person (See Instructions)

                                           IN
_______________________________________________________________________________

CUSIP No. 33831C-10-9               13G                      Page 10 of 16 Pages


_______________________________________________________________________________
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
                                Patrick Lagrange
_______________________________________________________________________________
  2     Check the Appropriate Box if a Member of a Group     (a)  [ ]
        (See Instructions)                                   (b)  [X]

_______________________________________________________________________________
  3     SEC Use Only

_______________________________________________________________________________
  4     Citizenship or Place of Organization

                                     U.S.
_______________________________________________________________________________
 Number of                 5     Sole Voting Power
   Shares                                  14,334
Beneficially          _________________________________________________________
  Owned by                 6     Shared Voting Power
    Each
 Reporting            _________________________________________________________
Person With                7     Sole Dispositive Power
                                           14,334
                      _________________________________________________________
                           8      Shared Dispositive Power

_______________________________________________________________________________
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
                                      2,398,267
_______________________________________________________________________________
 10     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
        [ ]  (See Instructions)

_______________________________________________________________________________
 11     Percent of Class Represented by Amount in Row (11)
                                   7.9%

_______________________________________________________________________________
 12     Type of Reporting Person (See Instructions)

                                   IN
_______________________________________________________________________________

CUSIP No. 33831C-10-9               13G                      Page 11 of 16 Pages


_______________________________________________________________________________
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
                                Robert C. Sager
_______________________________________________________________________________
  2     Check the Appropriate Box if a Member of a Group     (a)  [ ]
        (See Instructions)                                   (b)  [X]

_______________________________________________________________________________
  3     SEC Use Only

_______________________________________________________________________________
  4     Citizenship or Place of Organization

                                    U.S.
_______________________________________________________________________________
 Number of                 5     Sole Voting Power
   Shares                                  150,000
Beneficially         __________________________________________________________
  Owned by                 6     Shared Voting Power
   Each
 Reporting           __________________________________________________________
Person With                7     Sole Dispositive Power
                                           150,000
                     __________________________________________________________
                           8     Shared Dispositive Power

_______________________________________________________________________________
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
                                       2,398,267
_______________________________________________________________________________
 10     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
        [ ]  (See Instructions)
_______________________________________________________________________________
 11     Percent of Class Represented by Amount in Row (11)
                                        7.9%
_______________________________________________________________________________
 12     Type of Reporting Person (See Instructions)

                                          IN
_______________________________________________________________________________

CUSIP No. 33831C-10-9               13G                      Page 12 of 16 Pages



_______________________________________________________________________________
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
                               Natalie W. Jacobson
_______________________________________________________________________________
  2     Check the Appropriate Box if a Member of a Group     (a)  [ ]
        (See Instructions)                                   (b)  [X]

_______________________________________________________________________________
  3     SEC Use Only

_______________________________________________________________________________
  4     Citizenship or Place of Organization

                                        U.S.
_______________________________________________________________________________
  Number of                5     Sole Voting Power
     Shares                                  58,333
Beneficially          _________________________________________________________
  Owned by                 6     Shared Voting Power
   Each
 Reporting            _________________________________________________________
Person With                7     Sole Dispositive Power
                                              58,333
                      _________________________________________________________
                           8     Shared Dispositive Power

_______________________________________________________________________________
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
                                    2,398,267
_______________________________________________________________________________
 10     Check if the Aggregate Amount in Row (11) Excludes Certain Shares
        [ ]  (See Instructions)

_______________________________________________________________________________
 11     Percent of Class Represented by Amount in Row (11)
                                       7.9%

_______________________________________________________________________________
 12     Type of Reporting Person (See Instructions)

                                       IN
_______________________________________________________________________________

CUSIP No. 33831C-10-9               13G                      Page 13 of 16 Pages



Item 1(a)  Name of Issuer:  Fix-Corp International, Inc.

Item 1(b)  Address of Issuer's Principal Executive Offices:
           3637 South Green Road, Suite 201, Beachwood, Ohio 44122

Item 2(a) Name of Person Filing: This statement is being jointly filed by the persons (the "Filing Persons") who are listed on Annex A hereto ("Annex A").The Filing Persons may be deemed to constitute a "group" for purposes of Section 13(d) under the Securities Exchange Act of 1934, by reason of their employment and family relationships. The Filing Persons do not, by reason of the filing of this Schedule 13G, thereby admit that they have formed a "group" within the meaning of
           Section 13(d).

Item 2(b)  Address of Principal  Business Office or, if none, Residence:
           Information  with   respect to  the  Principal  Business  Office  or
           Residence of each Filing Person is set forth on Annex A.

Item 2(c) Citizenship: Each of the individual Filing Persons is a citizen of the United States of America. Gordon Brothers Capital, LLC is a Delaware limited liability company. Unicorn Limited Partnership is a New York limited partnership.

Item 2(d)  Title of Class of Securities:  Common Stock

Item 2(e)  CUSIP Number:  33831C-10-9

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  ___ Broker or dealer registered under section 15 of the Exchange Act.
     (b)  ___ Bank as defined in section 3(a)(6) of the Exchange Act.
     (c)  ___ Insurance Company as defined in  section 3(a)(19) of the Exchange
              Act.
     (d) ___ Investment Company registered under section 8 of the Investment Company Act.
     (e)  ___ An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
     (f) ___ An employee benefit plan or endowment funds in accordance with Rule 13d-1(b)(1)(ii)(F).
     (g) ___ A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
     (h) ___ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
     (i) ___ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act.
     (j)  ___ Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box [X].

CUSIP No. 33831C-10-9               13G                      Page 14 of 16 Pages


Item 4.  Ownership.

     By virtue of employment and family relationships, the Filing Persons may be deemed to be a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, and, as a member of a group, each of the Filing Persons may be deemed to be the beneficial owner of 2,398,267 (or 7.9%) of the outstanding shares of the Issuer's Common Stock. Each of the Filing Persons disclaims beneficial ownership of the shares of Common Stock owned by each other Filing Person. See each individual Filing Person's responses to Items 5, 6, 7 and 8 on their respective cover pages to this Schedule 13G, which responses are incorporated herein by reference.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof either reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not Applicable

Item 8.  Identification and Classification of Members of the Group.

     Not Applicable

Item 9.  Notice of Dissolution of Group.

     Not Applicable

Item 10. Certification.

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Item 11. Exhibits

     1. Joint Filing Agreement dated May 8, 1998 of each of the Filing Persons*
     2. Powers of Attorney*


*Incorporated by reference to Exhibits filed with Schedule 13G filed on May 11, 1998.

CUSIP No. 33831C-10-9               13G                      Page 15 of 16 Pages



                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.



s/ Michael G. Frieze                        s/ Robert C. Sager
Michael G. Frieze                           Robert C. Sager by
                                            Michael G. Freize, Attorney in Fact

s/ Michael G. Frieze                        s/ Michael G. Frieze
Warren H. Feder by                          Patrick Lagrange by
Michael G. Freize, Attorney in Fact         Michael G. Freize, Attorney in Fact

s/ Michael G. Frieze                        s/ Michael G. Frieze
Deborah E. Frieze by                        Alan R. Goldstein by
Michael G. Freize, Attorney in Fact         Michael G. Freize, Attorney in Fact


s/ Michael G. Frieze                        Gordon Brothers Capital, LLC
Kenneth S. Frieze by
Michael G. Freize, Attorney in Fact

s/ Michael G. Frieze                        s/ Michael G. Frieze
David M. Frieze by                          By:      Michael G. Frieze
Michael G. Freize, Attorney in Fact         Its:     Manager

s/ Michael G. Frieze                        Unicorn Limited Partnership
Natalie W. Jacobson by
Michael G. Freize, Attorney in Fact

                                            s/ Judith Lowenstein
                                            By:      Judith Lowenstein
                                            Its:     General Partner




Dated: February __, 1999

CUSIP No. 33831C-10-9               13G                      Page 16 of 16 Pages


                                     ANNEX A


                                                  Residence or Business
Name of Person Filing                             Address of Filing Person
(Item 2(a))                                       (Item 2(b))



Michael G. Frieze                                 40 Broad Street, 11th Floor
                                                  Boston, Massachusetts 02109

Alan R. Goldstein                                 40 Broad Street, 11th Floor
                                                  Boston, Massachusetts 02109

Robert C. Sager                                   40 Broad Street, 11th Floor
                                                  Boston, Massachusetts 02109

Unicorn Limited Partnership                       136 East 64th Street, #8B
c/o Judith Lowenstein                             New York, New York 10021-7360

Warren H. Feder                                   126 East 56th Street
                                                  New York, New York 10022

Natalie W. Jacobson                               126 East 56th Street
                                                  New York, New York 10022

Patrick Lagrange                                  126 East 56th Street
                                                  New York, New York 10022

Gordon Brothers Capital, LLC                      126 East 56th Street
                                                  New York, New York 10022

David Frieze                                      1009 Elm Street
                                                  Austin, Texas 78703

Kenneth Frieze                                    430 Marlboro Street, Unit 1
                                                  Boston, Massachusetts 02115

Deborah Frieze                                    170 Windsor Road
                                                  Waban, Massachusetts 02168